Exhibit 99.1

Investor Contact:	Kathy Guinnessey	Media Contact:	Jeremy Fielding
	Vice President, Finance		Jim Fingeroth
	Footstar, Inc.		Kekst and Company
	(845) 727-6675		(212) 521-4800

FOR IMMEDIATE RELEASE

FOOTSTAR EXPECTS TO FILE 10-K BY APRIL 30

WEST NYACK, NEW YORK, March 28, 2003—Footstar, Inc. (NYSE: FTS) today reported that it expects to file its Annual Report on Form 10-K for the fiscal year ended December 28, 2002 by April 30, 2003, by which time it expects to complete the restatements associated with its previously announced investigation into accounting discrepancies identified by Footstar management. At such time the Company also plans to announce the date of its Annual Meeting of Shareholders which was previously scheduled to take place on May 14, 2003.

Since November 2002, Footstar and its advisors have been investigating discrepancies in its prior financial statements. Footstar believes it has identified all of the financial discrepancies in its prior accounts and the restated financial statements are now under review by the Company’s external auditors, KPMG LLP. The Company will release the result of the restatements at the same time as it files its Form 10-K.

The Company also reported that its lenders, led by Fleet National Bank, have waived their requirements for financial statements at this time.

FORWARD-LOOKING STATEMENT AND DISCUSSION OF BUSINESS RISKS: This release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 and is based on current expectations, assumptions, estimates and projections. Forward-looking statements can be identified by such forward-looking terminology as “currently expects”, “estimates”, “anticipates”, “will,” and similar statements or variations of such terms, including the discussion of status and results of the Company’s on-going investigation of accounting discrepancies. Such forward-looking statements involve significant material known and unknown risks and uncertainties which can cause actual results to differ materially from such forward-looking statements, including: the results of the Company’s investigation, including the causes and magnitude of the discrepancies in its accounts payable balance and other accounting and auditing matters; the outcome of any legal proceeding or any SEC investigation relating to the Company; and any adverse response of any of the Company’s vendors, customers, media and others relating to the Company’s financial statements and accounting processes, policies and procedures. These and other important factors that can cause actual results to differ materially from such forward-looking statements are also included in the Company’s periodic reports filed by the Company with the Securities and Exchange Commission. You are urged to consider all such factors. In light of the uncertainty inherent in such forward-looking statements, you should not consider their inclusion to be a representation that such forward-looking matters will be achieved or that current trends are an indication of future results. The Company assumes no obligation for updating any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.